Exhibit 99.1

Newfield Exploration’s Proved Reserves Increase 18% to Approx. 3 Tcfe

FOR IMMEDIATE RELEASE

Houston -- January 29, 2009 --  Newfield Exploration Company (NYSE:NFX) today announced that its proved reserves at December 31, 2008 were 2.95 Tcfe, an 18% increase over proved reserves at year-end 2007. Newfield replaced nearly 300% of 2008 production with new reserves. Substantially all of the reserve additions were from organic drilling programs. Net negative reserve revisions, due primarily to lower commodity prices at year-end 2008, totaled 66 Bcfe.

Proved reserves in Newfield’s two largest divisions – the Mid-Continent and Rocky Mountains – increased 21% and now represent about 75% of the Company’s total proved reserves. Combined, finding and development (F&D) costs in these two regions averaged $1.91 per Mcfe in 2008, excluding the negative impact of price related reserve revisions and $2.23 per Mcfe including the revisions. See “Finding and Development Costs” found at the end of this release for a discussion of our calculation of F&D costs.

The Company’s Mid-Continent division grew proved reserves more than 25% over year-end 2007 levels to approximately 1.4 Tcfe, or nearly 50% of Newfield’s total reserves. In the Mid-Continent in 2008, Newfield added 419 Bcfe, excluding price-related revisions. F&D costs in the Mid-Continent were approximately $1.80 per Mcfe, excluding the negative impact of price-related reserve revisions and $2.02 per Mcfe including the revisions.

The Woodford Shale, located in the Arkoma Basin of southeastern Oklahoma, was Newfield’s largest investment region in 2008 and will remain so in 2009. Total Woodford production in 2008 increased 65% over 2007 volumes. Gross operated production from the Woodford in early December exceeded the Company’s year-end goal of 250 MMcfe/d. Due to longer lateral completions and efficiency gains, Newfield expects to grow its 2009 Woodford production by about 30%, despite running fewer operated rigs.

“The positive benefits of moving from the ‘hold the ground’ phase in the Woodford to development mode in 2008 is obvious from the improvement in our finding costs in the Mid-Continent,” said Lee K. Boothby, Newfield Senior Vice President. “Our drilling and completion costs in 2008, stated on a lateral foot basis, were 38% lower than in 2007. We have drilled about 250 horizontal wells to date and our lateral lengths continue to grow. We now expect that our average lateral length in 2009 will be about 5,000’, compared to just 2,428’ in 2007 and 4,436’ in 2008. This should result in higher initial production rates, greater recoveries per well and improved finding cost metrics.”

Newfield invested approximately $2.3 billion in 2008. Total finding and development costs in 2008 were approximately $2.96 per Mcfe, excluding the negative impact of price-related reserve revisions, and $3.31 per Mcfe including the revisions.

Boothby continued, “With the exception of one business unit, all operating areas posted strong reserve growth metrics in 2008. Our Gulf Coast division executed a higher-risk exploration strategy in 2008 and results were well below our expectations. As a result, we have significantly reduced our planned capital expenditures in this region in 2009 (down 70% from 2008 levels), and directed our investments to higher return projects. In addition, due to the timing associated with development plan approvals, we did not book reserves from our recent Dalmatian discovery in the deepwater Gulf of Mexico.”

Of Newfield’s 2.9 Tcfe of proved reserves at year-end 2008, 62% were proved developed as compared to 63% at year-end 2007. The following table summarizes our total net proved reserves:

Oil and Gas Reserves1

	MMBbls	Bcf	Bcfe

December 31, 2007	114	1,810	2,496
Extensions, discoveries and other additions	32	533	724
Purchases of properties	1	29	34
Reserve additions	33	562	758
Sales of properties	--	(2)	(2)
Revisions of previous estimates	4	(92)	(66)
Production[2]	(11)	(168)	(235)
December 31, 2008	140	2,110	2,950
1.	Prices used at year-end 2008: $5.71 per MMbtu and $44.60 per barrel, NYMEX
2.	Liftings in 2008 were 236.4 Bcfe, chart above reports production

Capital Expenditures

2008
(in millions)
Domestic property acquisitions:
Unproved	$ 102
Proved	125
Domestic exploration and development	1,838
International cost incurred	226
Total costs incurred*	$2,291

* Total costs incurred includes $129 million of capitalized interest and overhead and $15 million of asset retirement obligations

2008 Ceiling Test Writedown

Newfield uses the full cost method of accounting for its oil and gas properties. Due to low commodity prices at year-end 2008, Newfield expects to record a “ceiling test” writedown of approximately $1.8 billion ($1.2 billion after-tax) to reduce the carrying value of the Company’s oil and gas properties. Newfield has a significant portion of its expected 2009-10 production hedged and these contracts as marked-to-market at year end 2008 had a fair value of nearly $1 billion. The benefit of these hedges was not included in the ceiling test calculation as the Company utilizes mark-to-market accounting (vs. hedge accounting) for its derivative contracts.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

Finding and Development Costs -- Newfield believes that the analysis of F&D cost is a useful tool in helping to evaluate capital productivity. We calculate F&D cost by dividing development, exploitation and exploration capital expenditures by reserve additions for the period. Acquisitions, land, seismic and asset retirement obligations are included in the calculation. Due to the significant drop in commodity prices in late 2008, we have presented the F&D costs in this release both including and excluding the impact of negative price-related reserve revisions to highlight the impact that the significant drop in prices during 2008 had on net reserve additions and to help provide comparability with F&D costs in prior periods. The metrics provided in this release should be read and utilized in conjunction with our financial statements and Annual Report on Form 10-K, which are prepared in accordance with generally accepted accounting principles.

*This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated ceiling test writedowns,  estimated 2009 capital expenditures, cash flow, production and cost reductions, drilling and development plans and the timing of activities, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com